MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

AJE MANAGEMENT, LLC

(BUYER),

GB SCIENCES LAS VEGAS, LLC,

GB SCIENCES NEVADA, LLC

and

GB SCIENCES, INC.

(SELLER)

dated as of

March 25, 2020

TABLE OF CONTENTS

Page

Article I DEFINITIONS	1

Article II PURCHASE AND SALE	7

Section 2.1     Purchase and Sale     7

Section 2.2     Purchase Price     7

Section 2.3     Seller Note     8

Section 2.4     Transactions to be Effected at the Closing     8

Section 2.5     Closing     8

Section 2.6     Withholding Tax     9

Article III REPRESENTATIONS AND WARRANTIES OF SELLER	9

Section 3.1     Authority     9

Section 3.2     Organization, and Qualification     9

Section 3.3     Capitalization     10

Section 3.4     Subsidiaries     10

Section 3.5     No Conflicts; Consents     10

Section 3.6     Financial Statements     11

Section 3.7     Litigation and Claims     11

Section 3.8     Taxes     11

Section 3.9     Conflicts     11

Section 3.10     Employees     11

Section 3.11     No Undisclosed Liabilities; Teco Subsidiary Fines     12

Section 3.12     Brokers.     12

Section 3.13     Complete Disclosure.     12

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER	13

Section 4.1     Organization and Authority of Buyer     13

Section 4.2     No Conflicts; Consents     13

Section 4.3     Brokers     13

Article V COVENANTS	13

Section 5.1     Conduct of Business Prior to the Closing     13

Section 5.2     Access to Information     15

Section 5.3     Nevada Approval     15

Section 5.4     Confidentiality     15

Section 5.5     Governmental Approvals and Consents     15

Section 5.6     Closing Conditions     16

Section 5.7     Public Announcements     16

Section 5.8     Further Assurances     16

Article VI TAX MATTERS	17

Section 6.1     Tax Covenants     17

Section 6.2     Termination of Existing Tax Sharing Agreements     18

Section 6.3     Straddle Period     18

Section 6.4     Cooperation and Exchange of Information     18

Section 6.5     Tax Treatment.     18

Section 6.6     Tax Allocation      18

Article VII CONDITIONS TO CLOSING	19

Section 7.1     Conditions to Obligations of All Parties     19

Section 7.2     Conditions to Obligations of Buyer     19

Section 7.3     Conditions to Obligations of Seller     20

Article VIII INDEMNIFICATION	21

Section 8.1     Survival     21

Section 8.2     Indemnification By Seller     21

Section 8.3     Indemnification By Buyer     22

Section 8.4     Certain Limitations     22

Section 8.5     Indemnification Procedures     23

Section 8.6     Payments     24

Section 8.7     Tax Treatment of Indemnification Payments     25

Section 8.8     Effect of Investigation     25

Section 8.9     Exclusive Remedies     25

Section 8.10   Offset of Seller Note     25

Article IX TERMINATION	25

Section 9.1     Termination     25

Section 9.2     Effect of Termination     26

Article X MISCELLANEOUS	27

Section 10.1     Expenses     27

Section 10.2     Notices     27

Section 10.3     Interpretation     28

Section 10.4     Headings     28

Section 10.5     Severability     28

Section 10.6     Entire Agreement     28

Section 10.7     Successors and Assigns     28

Section 10.8     No Third-party Beneficiaries     28

Section 10.9     Amendment and Modification; Waiver     29

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial     29

Section 10.11     Specific Performance     30

Section 10.12     Counterparts     30

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 25, 2020, is entered into by and among GB Sciences, Inc., a Nevada corporation (“Seller”), GB Sciences Las Vegas, LLC, a Nevada limited liability company (“GBSLV”), GB Sciences Nevada LLC, a Nevada limited liability company (“GBSNV” and, together with GBSLV, the “Teco Subsidiaries”), and AJE Management, LLC (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests of the Teco Subsidiaries (the “Membership Interests”);

WHEREAS, the Buyer is a party to a Management Services Agreement, dated December 6, 2019, and amended on the date hereof (the “Management Agreement”) with the Seller and the Teco Subsidiaries, whereby it manages and controls the operations of the cannabis cultivation and extraction facilities owned by the Teco Subsidiaries located at 3550 W. Teco Avenue, Las Vegas, Nevada 89118 (the “Teco Facility”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller 100% of the equity interest in each of the Teco Subsidiaries at such time as, among other things, all approvals have been obtained from all applicable governmental authorities in the State of Nevada, all subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.6.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Basket” has the meaning set forth in Section 8.4(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Nevada are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cap” has the meaning set forth in Section 8.4(a).

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Cash” means the cash of the Teco Subsidiaries, as of the Closing Date, calculated in accordance with GAAP.

“Closing Inventory” means the inventory of the Teco Subsidiaries, net of reserves, as of the Closing Date, calculated in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CSW Note” means the Second Amended and Restated 8% Senior Secured Convertible Promissory Note, in the principal amount of $1,501,863, dated November 27, 2019, made by Seller in favor of CSW Ventures, LP, an affiliate of Buyer, as amended from time to time.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employee Liability Amounts” has the meaning set forth in Section 3.10(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Excluded Liability” means any Loss relating to (i) any Actions threatened or pending against the Teco Subsidiaries on the Closing Date; (ii) any Indebtedness of the Teco Subsidiaries not included on the Balance Sheet; and (iii) any and all Taxes due and payable with respect to the Teco Subsidiaries for any period ending on or before the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.6.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (iv) otherwise to assure a creditor against loss.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, manuals, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, recipes, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge of the Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of John Poss, Monica Poss or any other executive officer of Seller, in each case, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licenses” means (i) all Medical Marijuana Establishment Certificates held by GBSLV, including without limitation, MME License PO75 and C120; (ii) Clark County cultivation license and State of Nevada certificate and Clark County and City of Las Vegas dispensary location licenses and State Certificates held by GBSNV; and (iii) all other cannabis production and cultivation licenses issued to Seller (with respect to the Teco Facility) or the Teco Subsidiaries by the Nevada Department, and (iv) each other Permit issued to the Seller and/or the Teco Subsidiaries by any Governmental Authority with respect to the cannabis businesses of the Teco Subsidiaries.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Management Agreement” has the meaning set forth in the recitals to this Agreement.

“Management Commencement Date” means December 6, 2019.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Teco Subsidiaries, (b) the validity or effectiveness of the Licenses, or (c) the ability of Seller or the Teco Subsidiaries to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” has the meaning set forth in Section 3.9.

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Nevada Department” means the Nevada Department of Taxation or the successor regulator of the State of Nevada.

“Nevada Approval” has the meaning set forth in Section 2.4(b).

“Offset Amount” has the meaning set forth in Section 2.2.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Real Property which are not, individually or in the aggregate, material to the operation of the Teco Facility; or (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Teco Subsidiaries.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Seller and its Subsidiaries for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Seller and the Teco Subsidiaries for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Schedule” has the meaning set forth in Section 2.2(c).

“Real Property” means the real property owned, leased or subleased by the Seller or the Teco Subsidiaries relating to the business of the Teco Subsidiaries, together with all buildings, structures and facilities located thereon as of the Closing.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Note” has the meaning set forth in Section 2.3.

“Straddle Period” has the meaning set forth in Section 6.3.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the membership, stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of managers, board of directors or other governing body of such legal entity.

“Taxes” means all federal, state, local, foreign and other income, gross receipts “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, or other taxes, customs, duties or other fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes or foreign financial accounts and other assets required to be reported under any provision of applicable Law, including any schedule or attachment thereto, and including any amendment thereof.

“Teco Subsidiary Fines” has the meaning set forth in 3.11(b).

“Teco Subsidiaries Intellectual Property” means all Intellectual Property that is owned or held for use by the Teco Subsidiaries.

“Termination Date” has the meaning set forth in Section 9.1(e).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Seller Note, and all schedules and exhibits hereto and thereto.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Article II
PURCHASE AND SALE

Section 2.1     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 100% of the Membership Interests of each of the Teco Subsidiaries (the “Purchased Membership Interests”), free and clear of all Encumbrances (other than Encumbrances in favor of Buyer or its Affiliates), for the consideration specified in Section 2.2.

Section 2.2     Purchase Price.

(a)     The aggregate purchase price for the Purchased Membership Interests (the “Purchase Price”) shall be (A) Four Million Dollars ($4,000,000) consisting of, at Buyer’s sole discretion (i) the offset against any amount owing to Buyer or any of its Affiliates by Seller or the Teco Subsidiaries under the Management Agreement or the CSW Note; provided, however, that any payment of the Purchase Price by offset of amounts due under the CSW Note shall reduce the Purchase Price by an amount equal to one hundred and ten percent (110%) of the amount of the principal and accrued interest offset under the CSW Note (the “Offset Amount”), or (ii) cash (the “Cash Purchase Price”), or (iii) a combination of the foregoing, and (B) the issuance to the Seller of the Seller Note described in Section 2.3 below.

(b)     Seller and Buyer agree that the Purchase Price to be paid at the Closing shall be (A) reduced by any (i) Employee Liability Amounts, (ii) Teco Subsidiary Fines, (iii) Liabilities of the Teco Subsidiaries incurred prior to the Management Commencement Date and not included on the Balance Sheet, and (iv) 50% of all costs and expenses incurred by the Buyer and its Affiliates in connection with obtaining the Nevada Approval, and (B) increased by the amount of (i) Closing Inventory, and (ii) Closing Cash. Seller and Buyer further agree that except as expressly set forth in the preceding sentence, the Purchase Price to be paid at the Closing shall not be reduced by any Liabilities of the Teco Subsidiaries incurred in the ordinary course of business following the Management Commencement Date other than in respect of accrued management fees due to Buyer under the Management Agreement.

(c)     Buyer shall deliver to Seller no less than two days prior to the Closing Date a schedule (the “Purchase Price Schedule”) setting forth (i) its calculation of both the Purchase Price and the Cash Purchase Price, after giving effect to the Offset Amount and the adjustments to the Purchase Price pursuant to Section 2.2(b) above, and (ii) a list of third-party creditors of the Seller or its Subsidiaries to whom Buyer will apply a portion of the proceeds of the Cash Purchase Price to reduce (or pay in full) amounts owed to them by Seller or its Subsidiaries (the “Named Creditors”), and the amount of such payments to be made by Buyer to the Named Creditors at the Closing (the “Payoff Amounts”); provided, however, that the Payoff Amounts shall not include any Liabilities of the Teco Subsidiaries incurred in the ordinary course of business following the Management Commencement Date.

(d)     The Purchase Price Schedule shall be prepared by Buyer in good faith. In the event Seller in good faith reasonably objects to the Purchase Price Schedule or any amount set forth thereon, the Seller shall promptly provide a detailed notice of such objection to Buyer, and Buyer and Seller (and their respective Representatives) shall negotiate in good faith to resolve such objection as soon as possible prior to the Closing.

Section 2.3     Seller Note. At the Closing, Buyer shall deliver to Seller a promissory note in the principal amount of Four Million Dollars ($4,000,000) (the “Seller Note”), in the form of Exhibit A hereto.

Section 2.4     Transactions to be Effected at the Closing. At the Closing:

(a)     Buyer shall:

(i) deliver to each Named Creditor the Payoff Amount set forth on the Purchase Price Schedule with respect to such Named Creditor;

(ii)     deliver the Cash Purchase Price, less the Payoff Amounts paid under Section 2.4(i) above, and after giving effect to the reduction in the Cash Purchase Price as set forth in the Purchase Price Schedule (if applicable), by wire transfer of immediately available funds to Seller’s account in accordance with the wire instructions provided to Buyer by Seller; and

(iii)     deliver to Seller the Seller Note and all other agreements, documents, instruments or certificates required to be delivered to Seller by Buyer at or prior to the Closing pursuant to Section 7.3 of this Agreement; and

(b)     Seller shall deliver or cause to be delivered to Buyer:

(i)     duly executed instruments of assignment with respect to the Purchased Membership Interests held by it, attached in the form of Exhibit B hereto;

(ii)     the approval of the Nevada Department and each other applicable state, local or municipal authority, to the change in the ownership of the Teco Subsidiaries and the deemed transfer of the Licenses and any other Permits relating to the Seller’s cannabis business and operations of the Teco Facility, resulting from the transactions contemplated hereby (the “Nevada Approval”); and

(iii)     all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.2 of this Agreement.

Section 2.5     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Membership Interests contemplated hereby shall take place at a closing (the “Closing”) no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), to be held at the offices of Buyer’s counsel or by such other means (e.g. facsimile or .pdf and overnight delivery of the original execution documents) or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.6     Withholding Tax(a)     . Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law in connection with the purchase contemplated by Section 2.1. All such withheld amounts, to the extent remitted to the proper Governmental Authorities, shall be treated as delivered to Seller hereunder.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing.

Section 3.1     Authority. Each of Seller and the Teco Subsidiaries has full capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each of Seller and the Teco Subsidiaries of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by each of Seller and the Teco Subsidiaries of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement has been duly executed and delivered by each of Seller and the Teco Subsidiaries. This Agreement constitutes the legal, valid and binding obligations of Seller and the Teco Subsidiaries, enforceable against Seller and each of the Teco Subsidiaries in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 3.2     Organization, and Qualification. The Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Nevada. Each of the Teco Subsidiaries is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Teco Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to qualify would not result in a Material Adverse Effect.

Section 3.3     Capitalization.

(a)     The outstanding equity interests of the Teco Subsidiaries consist entirely of the Membership Interests which are held of record and beneficially solely by Seller. All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable.

(b)     All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of any agreement, arrangement or commitment to which Seller or any Teco Subsidiary is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Teco Subsidiaries or obligating the Seller or the Teco Subsidiaries to issue or sell any units, membership interest, or any other interest in the Teco Subsidiaries. The Teco Subsidiaries do not have outstanding or authorized any share or unit appreciation, phantom share or unit, profit participation or similar rights.

(d)     Seller is the record and beneficial owner of the Membership Interests, free and clear of any Encumbrance, other than Encumbrances in favor of Buyer or its Affiliates. Seller has the full unrestricted and unconditioned right, authority and power to sell, assign and transfer the Purchased Membership Interests owned by it to Buyer. There are no restrictions on or agreements with respect to the voting rights of Seller that would impair Buyer’s rights under this Agreement. At the Closing, Buyer will acquire good, valid and marketable title to the Purchased Membership Interests, free and clear of any Encumbrance, other than Encumbrances in favor of Buyer or its Affiliates.

Section 3.4     Subsidiaries. There are no Subsidiaries of the Teco Subsidiaries. The Teco Subsidiaries do not own or hold, and have not owned or held, any capital stock in any subsidiary or any Person.

Section 3.5     No Conflicts; Consents. Except as set forth in Section 3.5 of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Seller or the Teco Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Teco Subsidiaries; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which either of the Teco Subsidiaries is a party or by which either of the Teco Subsidiaries is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Teco Subsidiaries; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the

Teco Subsidiaries. Except as set forth in Section 3.5 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller or the Teco Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

Section 3.6     Financial Statements. True and complete copies of the following unaudited financial statements for the Teco Subsidiaries are attached to Schedule 3.6, such statements being referred to hereafter, collectively as the “Financial Statements”: (i) the balance sheet as of March 31 in each of the years 2019 and 2018 and the related statements of income, statements of members equity and statements of cash flows for the Teco Subsidiaries for the years then ended, and (ii) the interim consolidating balance sheet as of December 31, 2019 and related statement of income, members equity and cash flows for the nine month period then ended. Each of the Financial Statements including the notes thereto, if any, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the financial condition of the Teco Subsidiaries as of such dates and the results of the Teco Subsidiaries operations for the periods specified. The balance sheet of the Teco Subsidiaries as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.7     Litigation and Claims. There is no litigation or proceeding, in law or in equity, pending or, to Seller’s knowledge, threatened, against Seller, the Teco Subsidiaries or their respective officers, directors or members, either (i) with respect to or affecting Seller’s ability to perform its obligations hereunder, or (ii) that is reasonably likely to prohibit, restrict or delay the performance of this Agreement by Seller. .

Section 3.8     Taxes. All applicable transfer taxes and similar charges, fees that may be due or payable by Seller or the Teco Subsidiaries as a result of the conveyance, assignment, transfer, assumption or delivery of the Membership Interests as contemplated by this Agreement shall be paid by Seller.

Section 3.9     Conflicts. Except as set forth on Schedule 3.9, neither the Seller nor the Teco Subsidiaries are a party to, or bound by, any unexpired, undischarged or unsatisfied contract that is material to the Seller or the Teco Subsidiaries (“Material Contract”) under the terms of which the execution of, or the performance by Seller according to the terms of this Agreement would (i) be a default or an event of acceleration, (ii) prohibit, prevent or delay timely performance by Seller according to the terms of this Agreement; or (iii) require the consent of or otherwise give any other party to such Material Contract the right to refuse to give consent to the consummation of the transactions contemplated hereby or to elect to terminate such Material Contract, require Seller or the Teco Subsidiaries to give notice to any other party of the transactions contemplated hereby, or provide that, or give any other party the right to declare that, as a result of the consummation of the transactions contemplated hereby, the Material Contract shall be null and void.

Section 3.10     Employees. Except as set forth on Schedule 3.10(i):

(a)     With respect to any current or former employees of the Seller or Teco Subsidiaries who was employed by the Teco Subsidiaries, there is not now, nor has there been within the twenty four (24) months before Closing, any pending or, to Seller’s Knowledge, threatened: (A) unfair labor practice charge, employment discrimination or other charge with any governmental entity responsible for equal employment opportunity, or employee grievance; (B) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; (C) labor strike, dispute, slowdown, stoppage, picketing, interruption of work, lockout, or other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; or (D) grievance or arbitration proceeding arising out of or under any collective bargaining agreement. To the Seller’s Knowledge, the Teco Subsidiaries are not, and have not been, a party to or bound by any collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award with any labor union or any other similar organization.

(b)     As of the Closing, the Seller has timely paid, accrued on the Balance Sheet, or provided Buyer a reduction in the Cash Purchase Price as provided in Section 2.2(b), for any and all salaries, wages, bonus, sales commission, vacation and sick pay, profit sharing obligations, other compensation amounts, and Taxes and penalties (if any) due and owing for any period prior to the Closing Date by the Teco Subsidiaries to or with respect to Seller’s and Teco Subsidiaries’ current and former employees (“Employee Liability Amounts”). No employee or former employee of Seller has any right to be rehired by the Teco Subsidiaries. paid by Seller.

Section 3.11     No Undisclosed Liabilities; Teco Subsidiary Fines.

(a)     The Teco Subsidiaries have no Liabilities incurred prior to the Management Commencement Date, except (a) those which are adequately reflected or reserved against in the Balance Sheet, (b) those which have reduced the Cash Purchase Price pursuant to Section 2.2(b) hereof, and (c) those which have been incurred in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material in amount.

(b)     As of the Closing, Seller has paid or provided Buyer a reduction in the Purchase Price as provided in Section 2.2(b) with respect to all state or local regulatory fines, penalties, or charges incurred by either of the Teco Subsidiaries with respect to activities prior to the Management Commencement Date (“Teco Subsidiary Fines”).

Section 3.12     Brokers. (c)      No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Teco Subsidiaries.

Section 3.13     Complete Disclosure. (d)      The representations and warranties of Seller in this Agreement (including the schedules and exhibits hereto) do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Schedules referred to below, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing.

Section 4.1     Organization and Authority of Buyer. Buyer is a limited liability company duly formed and validly existing under the Laws of California. Buyer has full capacity and authority to enter into this Agreement and each of the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and of the other Transaction Documents to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 4.2     No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement, bylaws or other organizational documents of Buyer; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Buyer in any material respect; or (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which the Buyer is a party or by which the Buyer is bound or to which any material portion of its properties and assets are subject or any material Permit affecting the properties, assets or business of the Buyer.

Section 4.3     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article V
COVENANTS

Section 5.1     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller and Buyer shall cause the Teco Subsidiaries to, (x) conduct their business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Teco Subsidiaries and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, landlords, lenders, suppliers, regulators and others having business relationships with the Teco Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller and Buyer shall:

(a)     not permit the Teco Subsidiaries to cancel or forfeit any License or other Permit or take any action or fail to take any action with the purpose or having the effect of causing any License or other Permit not to be in full force and effect;

(b)     cause the Teco Subsidiaries to pay their respective debts, Taxes and other obligations when due;

(c)     cause the Teco Subsidiaries to maintain the properties and assets, including, without limitation, all Real Property and equipment, owned, operated, leased or used by the Teco Subsidiaries in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, and maintain the inventory of the Teco Subsidiaries in a manner so as to avoid spillage, breakage or other waste outside the ordinary course of business;

(d)     cause the Teco Subsidiaries to continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(e)     cause the Teco Subsidiaries to defend and protect their properties and assets (including, without limitation, their Intellectual Property) from infringement or usurpation;

(f)     cause the Teco Subsidiaries to perform all of their respective obligations under all Contracts relating to or affecting their properties, assets or business;

(g)     cause the Teco Subsidiaries to maintain their respective books and records in accordance with past practice;

(h)     cause the Teco Subsidiaries to comply in all material respects with all applicable Laws;

(i)     not permit either of the Teco Subsidiaries to create, incur permit, allow or take any action to create any Encumbrance on any of their respective assets other than Permitted Encumbrances;

(j)     not permit either of the Teco Subsidiaries to enter into any Material Contract (including any Lease); or

(k)     not permit the Teco Subsidiaries to waive, release, assign, cancel compromise, settle, or offer or propose to settle, any Action other than any workers’ compensation or public liability claims, unless (1) the amount involved in such waiver, release, assignment, compromise, settlement or offer to settle does not exceed $2,500 individually or $10,000 in the aggregate, and (2) such waiver, release, assignment, compromise, settlement or offer to settle does not impose any injunctive or other non-monetary relief or criminal fines on the Teco Subsidiaries, does not provide for any admission of liability by the Teco Subsidiaries, does not impose any sanction or restriction upon the conduct or operation of the business the Teco Subsidiaries, and the Teco Subsidiaries are fully and completely released.

Section 5.2     Access to Information. From the date hereof until the Closing, the Seller shall cause the Teco Subsidiaries to, (a) afford Buyer and its Representatives full and free access to, and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Teco Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Teco Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Teco Subsidiaries to cooperate with Buyer in its investigation of the Teco Subsidiaries. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.3     Nevada Approval(a)     . To the extent permissible under applicable Law, the Buyer shall cause the Teco Subsidiaries to file applications with the Nevada Department and all other relevant state and local authorities, and shall use commercially reasonable efforts, with the cooperation of Seller, to secure from the Nevada Department and all other applicable licensing authorities to obtain on or prior to the Closing Date, the Nevada Approval and any other consent required for (i) the change of control of the Teco Subsidiaries with respect to all Licenses, and (ii) the issuance of any necessary temporary, provisional or permanent Licenses required for the continued operation of the business of the Teco Subsidiaries following the Closing.

Section 5.4     Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Teco Subsidiaries, except to the extent that such Seller can show that such information (a) became generally available to the public without breach of this Agreement and through no act or omission of Seller, or its Affiliates or Representatives; (b) Seller received it from a third party that did not violate any agreement, duty or applicable law in disclosing the information to such Seller; or (c) is legally required to be disclosed. If any Seller or any of its respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.5     Governmental Approvals and Consents.

(a)     Each party hereto shall, subject to applicable Law, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement; including, without limitation, such filings and submissions to the Nevada Department to obtain the Nevada Approval as set forth in Section 5.4. Seller and Buyer acknowledge that the Nevada Department of Taxation has issued a moratorium on transfers of ownership interests of marijuana licenses/companies as of the date hereof. Notwithstanding the foregoing, each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals in accordance with applicable laws and regulations under the State of Nevada. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     The Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all required consents from, all third parties that are described in Section 3.5 of the Disclosure Schedules.

Section 5.6     Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Teco Subsidiaries to, use their best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.7     Public Announcements. All public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicated with any news media shall be made with the prior written consent of each party, which consent shall not be unreasonably withheld, conditioned or delayed, and the parties shall cooperate as to the timing and contents of any such announcement in compliance with applicable Laws.

Section 5.8     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI
TAX MATTERS

Section 6.1     Tax Covenants.

(a)     Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Teco Subsidiaries, and their respective Affiliates and Representatives) shall not, to the extent it may affect, or relate to, the Teco Subsidiaries, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Teco Subsidiaries in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of the Seller, the Teco Subsidiaries and their respective Affiliates and Representatives, and agree to indemnify and hold harmless Buyer (and, after the Closing Date, the Teco Subsidiaries) against any such Tax or reduction of any Tax asset for periods prior to the Closing Date.

(b)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller shall, on behalf of the Seller and at the Seller’s own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)     Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Teco Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by an independent, nationally recognized accounting firm selected by Buyer and reasonably acceptable to Seller (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Teco Subsidiaries that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.2     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Teco Subsidiaries shall be terminated as of the Closing Date. After such date neither of the Teco Subsidiaries, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.3     Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)     in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.4     Cooperation and Exchange of Information. At the Closing, Seller shall provide Buyer with all Tax Returns, schedules and work papers, records and other documents of the Teco Subsidiaries in their possession relating to Tax matters of the Teco Subsidiaries for any taxable period beginning before the Closing Date. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Teco Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The parties shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Teco Subsidiaries for any taxable period beginning before the Closing Date until at least six (6) years following the Closing Date. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Teco Subsidiaries for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.5     Tax Treatment. Seller and Buyer agree that the transactions contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of one hundred percent (100%) interest in the assets of each of the Teco Subsidiaries.

Section 6.6     Tax Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the assets of each of the Teco Subsidiaries for U.S. federal and applicable state and local income tax purposes as shown on the allocation schedule (the "Allocation Schedule").

A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 60 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 90 days following the Closing Date, such dispute shall be resolved by the Accounting Referee. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.

Article VII
CONDITIONS TO CLOSING

Section 7.1     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.2     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Seller contained in Article III shall be true and correct in all respects (in the case of any representations or warranties containing any materiality or Material Adverse Effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or Material Adverse Effect qualifiers) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)     Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including, without limitation, those set forth in Article VI; provided, however, that with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Action shall have been commenced against Buyer, Seller, the Teco Subsidiaries, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.5, including, without limitation, the Nevada Approval, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(e)     From the date of this Agreement, there shall not have occurred any Material Adverse Effect, including, without limitation, any an change in any Federal, state or local laws or regulations, or the enforcement thereof, that would have an adverse effect on the cannabis industry in general or the business of the Teco Subsidiaries.

(f)     Buyer shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(g)     Seller shall have transferred and assigned to the Teco Subsidiaries all of the assets owned by Seller that are related to the business conducted or proposed to be conducted at the Teco Facility.

(h)     All intercompany obligations owed by any of the Teco Subsidiaries to Seller or any Affiliate of Seller shall have been discharged, canceled or otherwise satisfied.

(i)     Seller shall have delivered to Buyer good standing certificates (or their equivalent) for the Teco Subsidiaries from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Seller and each of the Teco Subsidiaries are organized.

(j)     Seller shall have delivered, or caused to be delivered, to Buyer, instruments of assignment with respect to the Purchased Membership Interests, substantially in the form of Exhibit B hereto.

(k)     Seller shall have caused a representative of Buyer (to be designated by Buyer prior to Closing) to be made a signatory on all of the bank accounts of the Teco Subsidiaries.

Section 7.3     Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects (in the case of any representations or warranties containing any materiality qualifiers) or in all material respects (in the case of any representations or warranties without any materiality qualifiers) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     No Action shall have been commenced against Buyer, Seller, the Teco Subsidiaries, which would prevent the Closing.

(d)     No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)     Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Sections 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
INDEMNIFICATION

Section 8.1     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years following the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1 (Authority of Seller), Section 3.2 (Organization, Authority and Qualification of the Teco Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries), Section 3.12 (Brokers), will survive indefinitely (such representations and warranties, collectively, the “Fundamental Representations”). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2     Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, the Seller shall indemnify and defend each of Buyer and its Affiliates (including the Teco Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, in any other Transaction Document or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement;

(c)     any Excluded Liability; or

(d)     any sanction or penalty by any Governmental Authority as a result of any transfer or deemed transfer of any License or other Permit as a result of the consummation of the transactions contemplated by this Agreement without the approval of such Governmental Authority, to the extent such approval is required prior to the Closing.

Section 8.3     Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, in any other Transaction Document or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.4     Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)     The Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds Twenty Five Thousand Dollars ($25,000) (the “Basket”), in which event the Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 8.2(a) shall not exceed the Purchase Price (the “Cap”).

(b)     Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

(c)     Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) fraud, intentional misrepresentation, or (ii) breach of any of the Fundamental Representations.

(d)     For purposes of determining the amount of Losses pursuant to this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.5     Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of the Teco Subsidiaries, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different in any material respect from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, except as provided in this Section 8.5(b). If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Teco Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.6     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 8.7     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

Section 8.9     Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.10     Offset of Seller Note. To the extent Seller is required to make any indemnification payment to Buyer Indemnitees pursuant to this Article VIII, Buyer shall be entitled to offset amounts due to Seller under the Seller Note until the balance of the Seller Note is reduced to zero.

Article IX
TERMINATION

Section 9.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Seller and Buyer;

(b)     by Buyer by written notice to Seller if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII; or

(ii)     any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     by Seller by written notice by Seller to Buyer if:

(i)     Seller are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII; or

(ii)     any of the conditions set forth in Section 7.1 or Section 7.3(c) or (d) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)     any of the conditions set forth in Section 7.3(a)(b) or (e) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)     by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e)     The “Termination Date” shall be June 6, 2021, provided that if the Nevada Approval is not obtained by the Termination Date, Buyer shall have the option of extending the Termination Date to December 31, 2021 at any time upon written notice to Seller.

Section 9.2     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this Article IX, Section 5.9 and Article X hereof; and

(b)     that nothing herein shall relieve any party hereto from liability for fraud, intentional misrepresentation or any willful breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.1     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, brokers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.2     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Seller, or to the Teco Subsidiaries:	GB Sciences, Inc. 3550 W. Teco Avenue Las Vegas Nevada 89118 Attn: John Poss Email: J.Poss@gbsciences.com
with a copy to:	Jennings & Fulton, LTD. 2580 Sorrel St. Las Vegas, NV 89146 Attn: Adam Fulton Email: afulton@jfnvlaw.com
If to Buyer:	_______________ _______________ _______________ Email: dweiner@w-net.com Attention: David Weiner
with a copy to:	Fox Rothschild LLP 101 Park Avenue 17th Floor New York, NY 10178 Facsimile: (212) 692-0940 E-mail: anewman@foxrothschild.com Attention: Alison Newman, Esq.

Section 10.3     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.4     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court may modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.6     Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without obtaining the prior written consent of Seller, assign all of its rights and obligations under this Agreement to any of its Affiliates.

Section 10.8     No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL OR STATE COURTS SITTING IN CLARK COUNTY, NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: AJE MANAGEMENT, LLC By: /s/ David Weiner Name: David Weiner Title: Managing Member	SELLER: GB SCIENCES, INC. By: /s/ John C Poss Name: John C Poss Title: CEO

GB SCIENCES LAS VEGAS, LLC By: /s/ John C Poss Name: John Poss Title: CEO of Sole Member

GB SCIENCES NEVADA, LLC By: /s/ John C Poss Name: John Poss Title: CEO of Sole Member

EXHIBIT A

SELLER NOTE

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTEREST